Exhibit 99.3

Consent of Oclaro’s Financial Advisor

May 7, 2012

Board of Directors

Oclaro, Inc.

2560 Junction Avenue

San Jose, CA 95134

Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated March 26, 2012, to the Board of Directors of Oclaro, Inc. (“Oclaro”) as Annex D to, and to the reference thereto under the headings “SUMMARY — Opinion of Financial Advisors — Opinion of Oclaro’s Financial Advisor,” “OCLARO PROPOSAL NO. 1 AND OPNEXT PROPOSAL NO. 1 —THE MERGER — Background,” “—Reasons for the Merger — Oclaro’s Reasons for the Merger” and “—Opinion of Oclaro’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Oclaro and Opnext, Inc., which joint proxy statement/prospectus forms part of Oclaro’s registration statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of this Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

FOROS SECURITIES LLC